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                                                              EXHIBIT 4(b)(i)(A)

                                 (METLIFE LOGO)

                       METROPOLITAN LIFE INSURANCE COMPANY

                                 A STOCK COMPANY

                      [200 PARK AVENUE, NEW YORK, NY 10166

                       TRADITIONAL IRA/SEP TAX ENDORSEMENT

1.    [This Certificate is not transferable.

2. This Certificate, and the benefits under it, cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

3.    The Owner is the Annuitant.

4.    The Annuitant's entire interest in this Certificate is nonforfeitable.

5. This Certificate is established for the exclusive benefit of the Annuitant and the Annuitant's beneficiary(ies).

6.    Contributions

      This Certificate will accept contributions which must consist of:

      (a) A rollover contribution or a non-taxable transfer (as permitted by Code sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
            408(d)(3) or 457(e)(16)),

      (b) No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

7.    Income Payments and Required Distributions

      (a) The distribution of the Annuitant's interest in the Certificate shall be made in accordance with the requirements of Code section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference.

      (b) Income payments and distributions under the Certificate must commence to be distributed, no later than the first day of April following the calendar year in which the Annuitant attains age 70-1/2, (the "Required Beginning Date"), over (a) the life of the Annuitant, or the lives of the Annuitant and his or her designated beneficiary within the meaning of section 401(a)(9) ("Designated Beneficiary"), or (b) a period certain not extending beyond the life expectancy of the Annuitant, or

Form G.20247-598-2

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            the joint and last survivor expectancy of the Annuitant and his or her Designated Beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in A-14 of section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in A-2 of section 1.401(a)(9)-6 of the Income Tax Regulations.

      (c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in section 1.401(a)(9)-6 of the Temporary Income Tax Regulations.

      (d) The first required payment can be made as late as April 1 of the year following the year the individual attains 70-1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

      (e) The interest in the Certificate prior to the time that income payments irrevocably commence includes the amount of any outstanding rollover, transfer and recharacterization under A-7 and A-8 of section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits. Unless excluded under A-12 of section 1.401(a)(9)-6 of the Income Tax Regulations.

      (f) The required minimum distribution for the year the Annuitant attains age 70-1/2 can be made as late as April 1 of the following year.
            The required minimum distribution for any other year must be made by the end of such year.

      (g) Notwithstanding anything in the Certificate or Contract to the contrary, the commuted value of Your Income Annuity may not exceed the Future Expected Payments as defined under section 1.401(a)(9)-6 of the income tax regulations using life expectancy tables prescribed thereunder. The reduction in any remaining income payments after a partial commutation of Your Income Annuity must be in accordance with the income tax regulations under section 401(a)(9) of the Code.

8. If the Annuitant dies after income payments have begun, the following rules apply

      (a) where distributions have begun under a permissible income annuity option, the remaining portion of such interest will continue to be distributed under the annuity option chosen.

      (b) if distributions have begun in a form other than a permissible annuity payment option

            (i) The Federal income tax law requires payments to be made over a period not extending beyond the remaining life expectancy of the Designated Beneficiary as provided in the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations (or over a period no longer than the remaining life expectancy of the Annuitant in the year of death, if longer, or where there is no designated beneficiary). Payments must

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                  commence no later than December 31st of the calendar year
                  following the calendar year of the Annuitant's death.

            (ii) If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's (or Annuitant's) age in the year of the Annuitant's death, reduced by one (1) for each subsequent year.

            (iii) For any other Designated Beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Life expectancy for distributions under a term certain or guaranteed annuity payment option available under the Certificate may not be recalculated.

            (iv) Income payments and other distributions under this Certificate paid to a beneficiary of an IRA may satisfy these rules to the extent the certificate satisfies the requirements of the income tax regulations as a permissible annuity

      (c) Distributions are considered to have begun if distributions are made on account of the Annuitant reaching his or her Required Beginning Date or if prior to the Required Beginning Date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under the Code or Income Tax Regulations.

9. If the Annuitant dies prior to the date that income payments irrevocably commence (except for acceleration) under this Certificate, the entire remaining interest or death benefit under the certificate will be paid in a lump sum as a death benefit to the Designated Beneficiary upon proof of the owner's death. In all cases payment must be made by the end of the fifth year following the year of death. If the payee is the Annuitant's surviving spouse, the payee may instead elect to continue this certificate as his or her own IRA.

10. The Company shall furnish annual calendar year reports concerning the status of the annuity certificate and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

11.   In order to continue to qualify this annuity Certificate as an IRA under section 408(b) and to comply with Federal income tax rules, we have the right to interpret its provisions in accordance with the Code, including without limitation section 408(b), section 401(a)(9) and the regulations there under. We may amend this Contract to reflect changes in the tax law. We will notify you of any such amendments and, when required by law, we will obtain the approval of the appropriate regulatory authority.

Form G.20247-598-2

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The Certificate may contain further restrictions and limitations on contributions, withdrawals, distributions etc consistent with the rules in this Endorsement.]

     /s/ Gwenn L. Carr                    /s/ Robert H. Benmosche
     ---------------------------          -------------------------------------
     Gwenn L. Carr                        Robert H. Benmosche
     Vice-President & Secretary           Chairman of the Board,
                                          President and Chief Executive Officer

Form G.20247-598-2